Exhibit 21

List of Subsidiaries of the Registrant

Name	State of Incorporation
C2 Communications Technologies, Inc.	Delaware
C2 Investments Inc.	Delaware
I-Link Systems Inc.	Utah
Mibridge Inc.	Utah
Heritage Global LLC	Delaware
Equity Partners HG LLC	Delaware
Heritage Global Partners, Inc.	California
Heritage Global Partners UK Limited	N/A
Heritage Global Partners Germany GmbH	N/A
Heritage Global Partners Spain, S.L.	N/A
National Loan Exchange, Inc.	Illinois
Moving Images NY LLC	Delaware
Greystone Post Production Equipment	Delaware
FP Acquisitions LLC	Delaware
737 Gerrard Rd, LLC	Delaware
1701 Vine, LLC	Missouri
Heritage Global Capital LLC	Delaware